Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

INFUSYSTEM HOLDINGS, INC. ANNOUNCES RESIGNATION

OF CHIEF FINANCIAL OFFICER AND REPLACEMENTS

MADISON HEIGHTS, MICHIGAN, July 29, 2016—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, today announced that its chief financial officer, Jonathan P. Foster, has resigned effective August 11, 2016 to pursue a similar role with another public company. Effective August 11, 2016, the Company will appoint Christopher Downs, CTP, FP&A, its current vice president & treasurer as executive vice president and interim chief financial officer, and Trent Smith, CPA, its current vice president and corporate controller as executive vice president, corporate controller and chief accounting officer.

Mr. Foster will remain available to InfuSystem to facilitate the transition and quarterly reporting for the second quarter of 2016. His resignation does not reflect any dispute or disagreement with the Company.

“We thank Jon for his contributions to the Company over the past four plus years, including his management of our debt restructurings, and we wish him well in his new position,” said Eric K. Steen, president and chief executive officer. “We are fortunate to have a robust succession planning process that allows executives of this caliber to step up and step in. Their combined decade of experience at InfuSystem will help maintain the progress we have made to strengthen our balance sheet and internal processes. Both Chris and Trent have been integral to InfuSystem’s financial success over the last three years and we look forward to their continued contributions.”

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.